Unitrin Completes Acquisition of Primesco, Inc.

CHICAGO - (Businesswire) - April 1, 2008 - Unitrin, Inc. (NYSE:UTR) said today that it has completed its previously announced acquisition of Primesco, Inc. of Decatur, Alabama, in a cash merger transaction valued at $95.6 million. Primesco's wholly-owned subsidiaries, Mutual Savings Life Insurance Company ("Mutual Savings") and Mutual Savings Fire Insurance Company ("Mutual Savings Fire"), specialize in the sale of life, health and fire insurance products to persons of modest financial means in Alabama, Georgia, Mississippi and several other states in the Southeast. Like Unitrin's Career Agency companies, Mutual Savings and Mutual Savings Fire employ a network of employee agents who call on customers in their homes to sell and service products and collect premiums. For the year ended December 31, 2007, Mutual Savings and Mutual Savings Fire had total premium revenues of approximately $52.6 million.

Donald G. Southwell, Unitrin's Chief Executive Officer, said: "The acquisition of Primesco and its flagship companies, Mutual Savings and Mutual Savings Fire, is an excellent fit for our existing Career Agency operations and underscores our commitment to grow our Career Agency business segment and to continue to serve an otherwise underserved part of the life and health insurance marketplace. We are especially pleased to welcome the employees of Primesco to the Unitrin family."

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing a diverse array of insurance and automobile finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance business are Kemper® (1), Unitrin Specialty and Unitrin Business Insurance, which sell personal and commercial insurance through networks of independent agents, and Unitrin Direct, which sells auto insurance directly to consumers. Unitrin's Life and Health insurance businesses bring a high level of personalized service to their customers. Unitrin's automobile finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

(1) Unitrin uses the registered trademark "Kemper" under license, for personal lines insurance only, from Lumbermans Mutual Casualty Company, which is not affiliated with Unitrin.

CONTACT: Unitrin, Inc.
David F. Bengston, 312-661-4930
investor.relations@unitrin.com